EXHIBIT 99.1

PEDEVCO Announces Q2 2025 Financial Results and Operations Update

HOUSTON, TX / ACCESSWIRE / August 14, 2025 / PEDEVCO Corp. (NYSE American: PED) ("PEDEVCO" or the "Company"), an energy company engaged in the acquisition and development of strategic, high growth energy projects in the U.S., today announced its financial results for the three months ended June 30, 2025 and provided an operations update.

Key Financial and Operational Highlights Include:

•

Produced an average of 1,517 barrels of oil equivalent per day ("BOEPD") (86% liquids) in the three months ended June 30, 2025 (“Q2 2025”), compared to 2,010 BOEPD produced in Q1 2024, decreasing 25% from Q2 2024.

•	Q2 2025 revenue of $7.0 million, decreasing $4.8 million from Q2 2024.
•	Operating loss of $2.2 million, decreasing $4.9 million from Q2 2024.
•	Operating expenses (inclusive of general and administrative expenses, depreciation, depletion and amortization expenses and lease operating expenses) of $8.9 million, decreasing 3% from Q2 2024.
•	Net loss of $1.7 million, or $0.02 loss per basic and diluted share outstanding, compared to $2.7 million gain, or $0.03 income per basic and diluted share outstanding in Q2 2024.
•	Adjusted EBITDA, a non-GAAP financial measure (discussed in greater detail below), of $3.0 million, compared to $7.4 million in Q2 2024.
•	Cash and cash equivalents (including $2.75 million in restricted cash) of $11.2 million as of June 30, 2025, and zero debt.
•	Received first production from four recently completed horizontal San Andres wells in its core Chaveroo Field in the Permian Basin starting in May 2025.
•

Participated in the drilling of eight 2.5 mile lateral non-operated wells located in the D-J Basin with a ~7.5% working interest, with completion expected to occur in mid-August 2025 and initial production expected in early Q4 2025.

•

Participated in the drilling of three 2.5 mile lateral and one 3 mile U-shaped lateral non-operated wells located in the D-J Basin with a ~44% working interest, with completion expected to occur in early September 2025 and initial production expected in mid-Q4 2025.

•	Participated in the drilling of six 1.5 mile lateral non-operated wells located in the D-J Basin with a ~5% working interest, timing of completion operations of the operator are currently unknown.

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J. Douglas Schick, President and Chief Executive Officer of the Company, stated, "We believe the outlook for PEDEVCO is bright with our participation in 18 non-operated wells in the D-J Basin currently under various stages of development and four operated wells in the Permian turned-in-line in May 2025, together with another four non-operated wells planned to be drilled in late Q4 2025 in the D-J Basin in which we hold interests.  However, in Q2 2025 our production was hampered by several factors, including a large non-operated D-J Basin pad being offline for a week and various Permian Basin wells being shut-in to accommodate offset frac operations and natural declines from flush production that came online in Q4 2024.  This temporary production decline, coupled with a challenging commodity price environment and a credit loss write-off from a note receivable related to an asset sale that occurred in 2023, contributed to results that should significantly improve in the coming quarters. We believe that we remain well-positioned to continue disciplined growth, with over $10 million of cash on our balance sheet, zero debt, and an untouched $250 million RBL in place with Citibank.  We will continue to focus on developing our Permian Basin Asset and growing operated and non-operated production in our D-J Basin Asset, while continuing to control lease operating and G&A expenses and seeking accretive M&A opportunities.”

Financial Summary:

We reported net loss for the three-month period ended June 30, 2025, of $1.7 million, or $0.02 loss per common share, compared to net income for the three-month period ended June 30, 2024 of $2.7 million or $0.03 income per common share.  The decrease in net income of $4.4 million, when comparing the current period to the prior year’s period, was primarily due to the recognition from a note receivable – credit loss related to the full write-off of a note receivable, corresponding accrued interest and post-closing adjustments owed to the Company related to the sale of our EOR Operating Company subsidiary, and other reductions to operating income of $3.5 million (a $4.8 million reduction in revenue and a $0.5 million impairment to oil and gas properties, offset by a $0.8 million reduction in other operating expenses), offset by a $1.0 million gain on the sale of oil and gas properties from the sale of 17 operated wells in the D-J Basin (each discussed in more detail below) and an income tax benefit of $0.5 million.

We reported operating expenses in Q2 2025 of $8.9 million, which was approximately $0.3 million lower than we reported in Q2 2024. The decrease was primarily due to lower direct and variable lease operating expenses and lower depreciation, depletion, amortization, and accretion expenses associated with the lower crude oil, natural gas and NGL volumes resulting from the production volume declines noted above offset by a $0.5 million impairment of oil and gas properties expense related to acreage expirations.

Adjusted EBITDA, a non-GAAP financial measure (discussed in greater detail below), decreased 58% to $3.0 million in Q2 2025, compared to $7.4 million in Q2 2024.

Cash and cash equivalents were $11.2 million as of June 30, 2025 (including $2.75 million in restricted cash), compared with $6.6 million as of December 31, 2024 (including $2.6 million in restricted cash), which increase was due largely to decreased cash outlay during the period.

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Production, Prices and Revenues:

Production for Q2 2025 was 138,028 barrels of oil equivalent ("Boe"), comprised of 100,249 barrels of oil, 119,493 million cubic feet ("Mcf") of natural gas, and 17,863 Boe of natural gas liquids ("NGLs"). Liquids production comprised 86% of total production in the quarter.

Our average realized crude oil sales price in Q2 2025 was $61.65 per barrel, average realized natural gas price was $2.70 per Mcf, and average realized NGL sales price was $26.24 per barrel. Our combined average realized sales price for the quarter was $50.51 per Boe, which was a decrease of 22% compared with $64.61 per Boe in Q2 2024.

Total crude oil, natural gas and NGL revenues for the three-month period ended June 30, 2025, decreased $4.8 million or 41%, for the same period a year ago due to an unfavorable price variance of $2.3 million, due to the average sales price for crude oil and NGL realized by the Company decreasing compared to the three-month period ended June 30, 2024, coupled with an unfavorable volume variance of $2.5 million.

Production volume decreased due to several non-recurring items including a large non-operated pad being offline for approximately a week during the quarter in the D-J Basin and wells shut-in for offset fracs related to our four Permian wells that come online in May. Production volume also decreased due to natural declines from non-operated D-J Basin wells that came online in Q4 2024 and the sale of 17 operated wells in the D-J Basin in April 2025 and 30 non-core non-operated low working interest wells in the D-J Basin sold in late 2024.

Lease Operating Expenses ("LOE"):

Total LOE for Q2 2025 was $2.8 million compared to total LOE for Q2 2024 of $3.5 million.  The decrease of $0.7 million was primarily due to lower direct and variable lease operating expenses associated with the lower crude oil, natural gas and NGL volumes resulting from the production volume declines noted above.

Depreciation, Depletion, Amortization and Accretion ("DD&A"):

DD&A decreased from $4.24 million in Q2 2024 to $3.86 million in Q2 2025.  The $0.4 million decrease was primarily the result of lower crude oil, natural gas and NGL volumes resulting from the production volume declines noted above.

Impairment of Oil and Gas Properties:

The Company recorded an impairment of oil and gas properties of $0.5 million related to undeveloped leases representing 776 net acres in the D-J Basin that it allowed to expire or currently has no plans to drill prior to expiration, in the current period.  There was no impairment in the prior period.

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General and Administrative Expenses ("G&A"):

The $0.3 million increase was primarily the result of additional payroll, audit fees and software licensing fees.

Share-based compensation, which is included in general and administrative expenses in the Statements of Operations, increased nominally due to the award of certain employee restricted stock and stock-based options. Share-based compensation is utilized for the purpose of conserving cash resources for use in field development activities and operations.

Interest Income and Other Income:

We earned $63,000 in interest, including interest earned from our interest-bearing cash accounts.  Includes interest earned from our interest-bearing cash accounts and interest on the note receivable (in the prior period), which nominally decreased due to additional cash usage for our operations and no interest recognized on the note receivable, which has been fully written-off in the current period.  Other income in the current period is related to sales tax refunds and other expense in the prior period primarily related to the subsequent disposition of a cash escrow bank balance related to the sale of our then wholly-owned subsidiary EOR Operating Company.

Working Capital and Liquidity:

At June 30, 2025, the Company’s total current assets of $17.6 million exceeded its total current liabilities of $10.6 million, resulting in a working capital surplus of $7.0 million, while at December 31, 2024, the Company’s total current assets of $13.2 million exceeded its total current liabilities of $6.9 million, resulting in a working capital surplus of $6.3 million. The $0.7 million increase in our working capital surplus is primarily related to a proportional increase in production and sales, offset by a proportional increase in payables related to our current capital drilling program, when comparing the current period to the prior period (described above).

Operations Update:

The Company received first production in mid-Q2 from four new horizontal San Andres wells the Company drilled and completed in its core Chaveroo Field in the Permian Basin in Q1 2025 and early Q2 2025. The Company is pleased with the early production results.

During the quarter, the Company elected to participate in the drilling of (i) eight 2.5 mile lateral non-operated wells located in the D-J Basin with a ~7.5% working interest, with completion expected to occur in mid-August 2025 and initial production expected in early Q4 2025, (ii) three 2.5 mile lateral and one 3 mile U-shaped lateral non-operated wells located in the D-J Basin with a ~44% working interest, with completion expected to occur in early September 2025 and initial production expected in mid-Q4 2025, and (iii) six 1.5 mile lateral non-operated wells planned to be drilled in late Q4 2025 in the D-J Basin with a ~5% working interest.

More information regarding our operating results for the three months ended June 30, 2025, including our full financial statements and footnotes, can be found in our Quarterly Report on Form 10-Q which was filed earlier today with the Securities and Exchange Commission and is available at www.sec.gov.

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About PEDEVCO Corp.

PEDEVCO Corp. (NYSE American: PED), is a publicly-traded energy company engaged in the acquisition and development of strategic, high growth energy projects in the United States. The Company's principal assets are its Permian Basin Asset located in the Northwest Shelf of the Permian Basin in eastern New Mexico, and its D-J Basin Asset located in the D-J Basin in Weld and Morgan Counties, Colorado, and Laramie County, Wyoming. PEDEVCO is headquartered in Houston, Texas.

Use of Non-GAAP Financial Information

This earnings release discusses EBITDA and Adjusted EBITDA which are presented as supplemental measures of the Company's performance. These measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. EBITDA represents net income before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before share-based compensation expense, impairment of oil and gas properties, gain on sale of oil and gas properties, gain on sale of fixed assets, and note receivable – credit loss. EBITDA and Adjusted EBITDA are presented because we believe they provide additional useful information to investors due to the various noncash items during the period. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We use EBITDA and Adjusted EBITDA as supplements to GAAP measures of performance to provide investors with an additional financial analytical framework which management uses, in addition to historical operating results, as the basis for financial, operational and planning decisions and present measurements that third parties have indicated are useful in assessing the Company and its results of operations. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are: EBITDA and Adjusted EBITDA do not reflect cash expenditures, future requirements for capital expenditures, or contractual commitments; EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, working capital needs; and EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments. For example, although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Additionally, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than PEDEVCO Corp. does, limiting its usefulness as a comparative measure. You should not consider EBITDA and Adjusted EBITDA in isolation, or as substitutes for analysis of the Company's results as reported under GAAP. The Company's presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items. We compensate for these limitations by providing a reconciliation of each of these non-GAAP measures to the most comparable GAAP measure. We encourage investors and others to review our business, results of operations, and financial information in their entirety, not to rely on any single financial measure, and to view these non-GAAP measures in conjunction with the most directly comparable GAAP financial measure. For more information on these non-GAAP financial measures, please see the section titled "Reconciliation of Net Income (Loss) attributable to PEDEVCO Corp., to Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA", included at the end of this release.

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Cautionary Statement Regarding Forward Looking Statements

This press release may contain forward-looking statements, including information about management's view of PEDEVCO's future expectations, plans and prospects, within the meaning of the federal securities laws, including the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in the preceding discussion, the words "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," "continue," "likely," "will," "would" and variations of these terms and similar expressions, or the negative of these terms or similar expressions are intended to identify forward-looking statements within the meaning of the Act and such laws, and are subject to the safe harbor created by the Act and applicable laws. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of PEDEVCO and its subsidiaries to be materially different than those expressed or implied in such statements. The forward-looking statements include projections and estimates of the Company's corporate strategies, future operations, development plans and programs, including the costs thereof, drilling locations, estimated oil, natural gas and natural gas liquids production, price realizations, projected operating, general and administrative and other costs, projected capital expenditures, efficiency and cost reduction initiative outcomes, statements regarding future production, costs and cash flows, liquidity and our capital structure. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the volatility of oil and natural gas prices, our success in discovering, estimating, developing and replacing oil and natural gas reserves, risks of our operations not being profitable or generating sufficient cash flow to meet our obligations; risks relating to the future price of oil, natural gas and NGLs; risks related to the status and availability of oil and natural gas gathering, transportation, and storage facilities; risks related to changes in the legal and regulatory environment governing the oil and gas industry, and new or amended environmental legislation and regulatory initiatives; risks relating to crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries; technological advancements; changing economic, regulatory and political environments in the markets in which the Company operates; general domestic and international economic, market and political conditions, including the military conflict between Russia and Ukraine and the global response to such conflict; actions of competitors or regulators; the potential disruption or interruption of the Company’s operations due to war, accidents, political events, severe weather, cyber threats, terrorist acts, or other natural or human causes beyond the Company’s control; risks related to the need for additional capital to complete future acquisitions, conduct our operations, and fund our business on favorable terms, if at all, the availability of such funding and the costs thereof; risks related to the limited control over activities on properties we do not operate and the speculative nature of oil and gas operations in general; risks associated with the uncertainty of drilling, completion and enhanced recovery operations; risks associated with illiquidity and volatility of our common stock, dependence upon present management, the fact that Dr. Simon G. Kukes, our Executive Chairman and member of the Board, beneficially owns a majority of our common stock, and our ability to maintain the listing of our common stock on the NYSE American; pandemics, governmental responses thereto, economic downturns and possible recessions caused thereby; inflationary risks and recent increased interest rates, and the risks of recessions and economic downturns caused thereby or by efforts to reduce inflation; risks related to military conflicts in oil producing countries; changes in economic conditions; limitations in the availability of, and costs of, supplies, materials, contractors and services that may delay the drilling or completion of wells or make such wells more expensive; the amount and timing of future development costs; the availability and demand for alternative energy sources; regulatory changes, including those related to carbon dioxide and greenhouse gas emissions; and others that are included from time to time in filings made by PEDEVCO with the Securities and Exchange Commission, many of which are beyond our control, including, but not limited to, in the "Risk Factors" and “Cautionary Note Regarding Forward-Looking Statements” sections of its Form 10-Ks and Form 10-Qs and in its Form 8-Ks, which it has filed, and files from time to time, with the U.S. Securities and Exchange Commission, including, but not limited to its Annual Report on Form 10-K for the year ended December 31, 2024 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2025. These reports are available at www.sec.gov. The Company cautions that the foregoing list of important factors is not complete. All subsequent written and oral forward-looking statements attributable to the Company or any person acting on behalf of the Company are expressly qualified in their entirety by the cautionary statements referenced above. Other unknown or unpredictable factors also could have material adverse effects on PEDEVCO's future results and/or could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. PEDEVCO cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. The internal projections, expectations, or beliefs underlying our 2025 capital budget are subject to change in light of numerous factors, including, but not limited to, the prevailing prices of oil and gas, actions taken by businesses and governments, ongoing results, prevailing economic circumstances, commodity prices, and industry conditions and regulations.

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PEDEVCO CORP.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

Assets	June 30, 2025 (Unaudited)	December 31, 2024
Current assets:
Cash and cash equivalents	$8,467	$4,010
Note receivable, current	-	293
Accounts receivable – oil and gas	8,556	7,995
Prepaid expenses and other current assets	568	917
Total current assets	17,591	13,215

Oil and gas properties:
Oil and gas properties, subject to amortization, net	96,194	95,070
Oil and gas properties, not subject to amortization, net	6,223	8,442
Total oil and gas properties, net	102,417	103,512

Note receivable	-	933
Operating lease – right-of-use asset	299	224
Deferred income taxes	13,165	12,751
Other assets	3,346	3,210
Total assets	$136,818	$133,845

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$5,782	$2,625
Accrued expenses	1,561	2,255
Revenue payable	2,467	1,266
Operating lease liabilities – current	174	99
Asset retirement obligations – current	580	663
Total current liabilities	10,564	6,908

Long-term liabilities:
Operating lease liabilities, net of current portion	125	129
Asset retirement obligations, net of current portion	5,477	5,708
Total liabilities	16,166	12,745

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.001 par value, 200,000,000 shares authorized; 91,829,352 and 89,355,267 shares issued and outstanding, respectively	92	89
Additional paid-in capital	228,098	227,013
Accumulated deficit	(107,538)	(106,002)
Total shareholders’ equity	120,652	121,100
Total liabilities and shareholders’ equity	$136,818	$133,845

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PEDEVCO CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenue:
Oil and gas sales	$6,972	$11,811	$15,708	$19,927

Operating expenses:
Lease operating costs	2,799	3,548	6,211	6,079
Selling, general and administrative expense	1,693	1,383	3,289	2,878
Impairment of oil and gas properties	510	-	742	-
Depreciation, depletion, amortization and accretion	3,857	4,242	7,203	7,727
Total operating expenses	8,859	9,173	17,445	16,684

Gain on sale of oil and gas properties	1,021	-	1,021	-
Note receivable – credit loss	(1,378)	-	(1,378)	-

Operating income (expense)	(2,244)	2,638	(2,094)	3,243

Other income (expense), net:
Interest income	63	93	127	242
Gain on sale of fixed asset	-	-	-	12

Other income (expense)	15	(50)	17	(43)
Total other income	78	43	144	211
Income (loss) before income taxes	(2,166)	2,681	(1,950)	3,454
Income tax benefit	490	-	414	-

Net (loss) income	$(1,676)	$2,681	$(1,536)	$3,454

Income (loss) per common share:
Basic	$(0.02)	$0.03	$(0.02)	$0.04
Diluted	$(0.02)	$0.03	$(0.02)	$0.04

Weighted average number of common shares outstanding:
Basic	91,403,552	89,326,805	91,137,310	89,040,322
Diluted	91,403,552	89,326,805	91,137,310	89,040,322

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PEDEVCO CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

	Six Months Ended June 30,
	2025	2024
Cash Flows From Operating Activities:
Net (loss) income	$(1,536)	$3,454
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	7,203	7,727
Impairment of oil and gas properties	742	-
Note receivable – credit loss	1,378	-
Amortization of right-of-use asset	75	55
Share-based compensation expense	949	937
Disposition of escrow cash account	-	(50)
Deferred income taxes	(414)	-
Gain on sale of oil and gas properties, net	(1,021)	-
Gain on disposal of fixed asset	-	(12)
Changes in operating assets and liabilities:
Accounts receivable – oil and gas	(672)	(2,837)
Note receivable accrued interest	(41)	(53)
Prepaid expenses and other current assets	349	125
Accounts payable	(2,224)	(359)
Accrued expenses	(481)	(6,613)
Revenue payable	1,201	(2,079)
Net cash provided by operating activities	5,508	295

Cash Flows From Investing Activities:
Cash paid for drilling and completion costs	(3,675)	(12,290)
Cash received for sale of oil and gas properties	2,635	-
Cash received for sale of vehicle	-	12
Cash paid for vehicle	-	(55)
Net cash used in investing activities	(1,040)	(12,333)

Cash Flows From Financing Activities:
Proceeds from issuance of shares, net of offering costs	139	-
Net cash provided by investing activities	139	-

Net increase (decrease) in cash and restricted cash	4,607	(12,038)
Cash and restricted cash at beginning of period	6,607	20,715
Cash and restricted cash at end of period	$11,214	$8,677

Noncash investing and financing activities:
Change in accrued oil and gas development costs	$(4,780)	$5,067
Changes in estimates of asset retirement costs, net	$119	$145
Issuance of restricted common stock	$3	$2

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Reconciliation of Net (Loss) Income attributable to PEDEVCO Corp., to Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net (loss) income	$(1,676)	$2,681	$(1,536)	$3,454
Add (deduct)
Income tax benefit	(490)	-	(414)	-
Depreciation, depletion, amortization and accretion	3,857	4,242	7,203	7,727
EBITDA	1,691	6,923	5,253	11,181
Add (deduct)
Share-based compensation	474	462	949	937
Impairment of oil and gas properties	510	-	742	-
Gain on sale of oil and gas properties	(1,021)	-	(1,021)	-
Gain on sale of fixed asset	-	-	-	(12)
Note receivable – credit loss	1,378	-	1,378	-
Adjusted EBITDA	$3,032	$7,385	$7,301	$12,106

* EBITDA and Adjusted EBITDA are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. See also "Use of Non-GAAP Financial Information", above.

CONTACT:

PEDEVCO Corp.

(713) 221-1768

PR@pedevco.com

SOURCE: PEDEVCO Corp.

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